Exhibit 5.1

January 13, 2005

Icagen, Inc.

4222 Emperor Boulevard, Suite 350

Durham, North Carolina 27703

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Icagen, Inc., a Delaware corporation (the “Company”), in connection with (i) the registration by the Company of 5,750,000 shares of Common Stock, par value $0.001 per share (the “Shares”), of the Company, including 750,000 shares issuable upon exercise of an over-allotment option to be granted by the Company, in each case pursuant to a registration statement on Form S-1 (File No. 333-114336) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”); and (ii) the issuance and sale by the Company of the Shares.

In rendering the opinion set forth below, we have reviewed the Registration Statement. We have also reviewed and relied upon the underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company and UBS Securities LLC, J.P. Morgan Securities Inc. and CIBC World Markets Corp., acting as representatives, the form of which will be filed as Exhibit 1.1 to the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, each as amended to date, certain records of the Company’s corporate proceedings as reflected in its corporate minute and stock books provided to us by the Company and such other records and documents as we have deemed necessary or appropriate for purposes of the opinions set forth herein.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, that all copies of documents submitted to us conform to the originals, and that all signatories to such documents are legally competent. We have further assumed that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Underwriting Agreement, to register and qualify the Shares for sale under all applicable state securities laws.

We do not express any opinion on the laws of any state or jurisdiction other than the State of North Carolina, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America.

Based on and subject to the foregoing, we are of the opinion that the Shares to be sold by the Company as described in the Registration Statement have been duly authorized and, when and to the extent issued and paid for in the manner contemplated in the Registration Statement and in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

Our opinion is only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. Further, this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission.

We bring to your attention that Fred D. Hutchison, a member of this firm, beneficially owns a total of 20,697 shares of the preferred stock of the Company.

Very truly yours,

/s/    HUTCHISON & MASON PLLC

HUTCHISON & MASON PLLC